Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2025 relating to the consolidated financial statements of Gevo, Inc. and subsidiaries ("the Company"), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

June 5, 2025